Exhibit 99.1


Cyanotech Corporation Reports Second Quarter Fiscal 2005 Financial Results; Reports Sales of $2,998,000, Net Income of $121,000

     KAILUA KONA, Hawaii--(BUSINESS WIRE)--Nov. 1, 2004--Cyanotech Corporation (Nasdaq:CYAN), a world leader in producing high-value natural products from microalgae, today announced financial results for the second quarter of its fiscal year 2005, ended September 30, 2004.
     Sales for the second quarter of fiscal 2005 were $2,998,000, a sequential increase of 11 percent from the $2,707,000 reported in the first quarter and a year-over-year increase of 6 percent compared to the $2,840,000 reported for the same quarter a year ago. The company noted that demand for natural Astaxanthin during the quarter was impacted by inclement environmental factors in Japan which affected customers' fish farming operations, as well as by competitive pricing issues from synthetic Astaxanthin products in Europe.
     Net income for the second quarter was $121,000, or $0.01 per fully diluted share, compared to net income for the first quarter of fiscal 2005 of $113,000, or $0.01 per fully diluted share, and compared to net loss of $10,000, or $0.00 per fully diluted share for the comparable quarter of the prior fiscal year.
     Gross profit for the second quarter was $1,054,000 with a gross profit margin of 35 percent. These results are an improvement over both the prior quarter's gross profit of $887,000 with a gross profit margin of 33 percent, as well as the second quarter of fiscal 2004 results of gross profit of $861,000 with a gross profit margin of 30 percent.
     The company's cash and cash equivalents decreased by $136,000 from the March 31, 2004 balance of $2,531,000 to $2,395,000 at September 30, 2004.
Working capital increased by $391,000 from $4,083,000 at March 31, 2004 to $4,474,000 at September 30, 2004.
     For the first six months of fiscal 2005, the company reported sales of $5,705,000, gross profit of $1,941,000 and net income of $234,000, or $0.01 per fully diluted share. This represents an improvement from sales of $5,268,000, gross profit of $1,565,000 and contrasts with the net loss of $151,000 reported for the first six months of the prior fiscal year.
     Cyanotech's Chairman, President and Chief Executive Officer, Gerald R. Cysewski, said, "This is the company's fourth consecutive quarter of profitability. Our increased revenue and year-over-year improved gross profit margin of five basis points for the quarter, as compared to the comparable quarter of the prior fiscal year, demonstrate our company's progress in sales, product mix and reduced production costs since the last fiscal year. Demand for NatuRose(R) was lower than we anticipated due in large part to the effect of weather on our customer's operations in Japan but we believe our market there remains strong in spite of the difficulties encountered by the Japanese aquaculture market.
     "While we anticipate demand for natural astaxanthin over the next two quarters to be consistent with that of current quarter levels, we believe the demand will rebound in the future to levels consistent with prior demand patterns. The conversion of certain of our Spirulina ponds to Astaxanthin ponds to increase Astaxanthin production is proceeding on target, with expected completion by the end of calendar year 2004. Upon completion, the converted ponds will increase our flexibility to adjust production as required to respond to the varying demands of the marketplace." Dr. Cysewski concluded, "We continue to make strategic investments in operations and infrastructure proportionate to our increase in revenues and improved gross profit. We are controlling our expenditures well and allocating our resources appropriately as we move our company forward."

     About Cyanotech

     Cyanotech Corporation, a world leader in microalgal technology, produces high-value natural products from microalgae and is the world's largest commercial producer of natural astaxanthin (pronounced "asta-zan-thin") from microalgae. Products include BioAstin(R) natural astaxanthin, a powerful antioxidant with expanding applications as a human nutraceutical; NatuRose(R) natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica(R), a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market. Spirulina Pacifica and BioAstin are sold directly online through the Company's website, www.nutrex-hawaii.com, as well as through resellers in over 30 countries worldwide. Technical information for the Company's phycobiliproteins products is available at www.phycobiliprotein.com. Corporate data and other product information are available at www.cyanotech.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company's recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

     Webcast

     Cyanotech Corporation will hold a conference call on Monday, November 1, 2004 at 5:30 p.m. Eastern Time to be broadcast live over the Internet. It can be accessed by all interested parties by linking through the Investor Broadcast Network's VCall website at www.vcall.com or through Cyanotech's website, http://www.cyanotech.com. To access the simultaneous webcast on the Cyanotech site, select the Recent News section from Cyanotech's home page. Click on the announcement entitled, "Cyanotech Announces Fiscal Year 2005 Second Quarter Financial Results Webcast November 1, 2004." To listen to the live call, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.


                         CYANOTECH CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)
                              (Unaudited)

                                     Three Months       Six Months
                                        Ended             Ended
                                     September 30,     September 30,
                                   ----------------  ----------------
                                     2004     2003     2004     2003
                                   -------  -------  -------  -------
NET SALES                          $ 2,998  $ 2,840  $ 5,705  $ 5,268
COST OF PRODUCT SALES                1,944    1,979    3,764    3,703
                                   -------  -------  -------  -------
         Gross profit                1,054      861    1,941    1,565
                                   -------  -------  -------  -------
OPERATING EXPENSES:
     Research and development           62       26      127       64
     Sales and marketing               297      354      591      663
     General and administrative        522      449      889      856
                                   -------  -------  -------  -------
         Total operating expenses      881      829    1,607    1,583
                                   -------  -------  -------  -------
         Income (loss) from
          operations                   173       32      334      (18)
                                   -------  -------  -------  -------
OTHER INCOME (EXPENSE):
     Interest income                     9        4       17       12
     Interest expense                  (40)     (78)     (79)    (166)
     Other income (expense), net        (9)      32      (11)       3
                                   -------  -------  -------  -------
     Total other expense, net          (40)     (42)     (73)    (151)
                                   -------  -------  -------  -------
         Income (loss) before
          income taxes                 133      (10)     261     (169)

INCOME TAX BENEFIT (EXPENSE)           (12)       -      (27)      18
                                   -------  -------  -------  -------
NET INCOME (LOSS)                  $   121  $   (10) $   234  $  (151)
                                   =======  =======  =======  =======
NET INCOME (LOSS) PER SHARE
     Basic                         $  0.01  $ (0.00) $  0.01  $ (0.01)
                                   =======  =======  =======  =======
     Diluted                       $  0.01  $ (0.00) $  0.01  $ (0.01)
                                   =======  =======  =======  =======

SHARES USED IN CALCULATION OF
NET INCOME (LOSS) PER SHARE:
     Basic                          20,752   18,317   20,744   18,317
                                   =======  =======  =======  =======
     Diluted                        21,035   18,317   21,017   18,317
                                   =======  =======  =======  =======

COMPREHENSIVE INCOME (LOSS):
     Net income (loss)             $   121  $   (10) $   234  $  (151)
     Other comprehensive income
      (loss)                           (24)      24      (10)      19
                                   -------  -------  -------  -------
                                   $    97  $    14  $   224  $  (132)
                                   =======  =======  =======  =======

                         CYANOTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
            (Dollars in thousands except per share amounts)
                              (Unaudited)

                                                   September   March
                                                   30, 2004  31, 2004
                                                   --------  --------
ASSETS
Current assets:
       Cash and cash equivalents                   $  2,395  $  2,531
       Accounts receivable, net                       2,102     2,211
       Refundable income taxes                            -        11
       Inventories                                    1,404     1,099
       Prepaid expenses                                 225        55
                                                   --------  --------
              Total current assets                    6,126     5,907

Equipment and leasehold improvements, net            11,598    11,844
Other assets                                            572       606
                                                   --------  --------
              Total assets                         $ 18,296  $ 18,357
                                                   ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Current maturities of long-term debt        $    346  $    346
       Accounts payable                                 676       874
       Accrued expenses                                 630       604
                                                   --------  --------
              Total current liabilities               1,652     1,824

Long-term debt, excluding current maturities          1,924     2,093
                                                   --------  --------
       Total liabilities                              3,576     3,917
                                                   --------  --------
Stockholders' equity:
       Common Stock of $0.005 par value; as of
        September 30, 2004, 30,000,000 shares
        authorized, 20,764,140 shares issued and
        outstanding; and as of March 31, 2004,
        25,000,000 shares authorized, 20,714,246
        shares issued and outstanding                   104       104
       Additional paid-in capital                    27,197    27,141
       Accumulated other comprehensive income
        foreign currency translation adjustments         20        30
       Accumulated deficit                          (12,601)  (12,835)
                                                   --------  --------
              Total stockholders' equity             14,720    14,440
                                                   --------  --------
              Total liabilities and stockholders'
               equity                              $ 18,296  $ 18,357
                                                   ========  ========


    CONTACT: Cyanotech Corporation
             Jeffrey H. Sakamoto, 808-326-1353
             jsakamoto@cyanotech.com
              or
             Guerrant Associates
             Laura Guerrant, 808-882-1467 (Investors and Media) lguerrant@guerrantir.com